CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of the Corporation, acting in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:
RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the Corporation’s best interest and recommends that the authorized capital of the Corporation be increased to 201,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share, and that the Corporation’s Certificate of Incorporation be amended to effect such change in the Corporation’s authorized capital by deleting the first paragraph of Article IV thereof in its entirety and inserting in lieu thereof the following:
“4.1 Authorized Stock. The total number of shares of all classes of capital stock which the
Corporation shall have authority to issue is 201,000,000 of which 200,000,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”) and 1,000,000 shares shall be preferred stock having a par value of $0.001 per share (the “Preferred Stock”).”
FURTHER RESOLVED, that the foregoing proposed increase of the Corporation’s authorized capital and the amendment of the Corporation’s Certificate of Incorporation to effect such change be submitted for consideration by the stockholders of the Corporation (the “Stockholders”); and
FURTHER RESOLVED, that, upon approval and adoption by the Stockholders of the proposed increase of the Corporation’s authorized capital and the amendment of the Corporation’s Certificate of Incorporation to effect such increase, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to execute and file a Certificate of Amendment of the Corporation’s Certificate of Incorporation effecting such increase of authorized capital with the Office of the Secretary of State of the State of Delaware.
SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the Stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.
FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the fourth day of September, 2019.

GOLUB CAPITAL BDC, INC.

By:     /s/David B. Golub
Name:     David B. Golub
Title:    Chief Executive Officer

[Signature Page to Certificate of Amendment to Certificate of Incorporation of Golub Capital BDC, Inc.]